Exhibit 10.61

As of September 1, 2023

T. Robin Lindsay

Former Executive Vice President, Newbuild and Refurbishment

7665 Corporate Center Drive

Miami, Florida 33126

Re:Amendment to Employment Agreement

Dear Robin:

You are a party to an Employment Agreement dated as of October 18, 2015 (the “Original Agreement”), as amended by the letter agreements dated February 14, 2022 (the “First Amendment”) and March 1, 2022 (the “Second Agreement”), by and among you and NCL (Bahamas) Ltd. (the “Company”) (the Original Agreement as amended by the First Amendment and Second Amendment, the “Employment Agreement”). This letter agreement (this “Agreement”), effective as of the date hereof, constitutes an amendment of the Employment Agreement. Unless otherwise stated, all capitalized terms used in this Agreement shall be as defined in the Employment Agreement.

1.Continuation of Employment.

The Period of Employment is extended through and, unless otherwise agreed by the parties and subject to earlier termination pursuant to Section 5 of the Employment Agreement, will end on December 31, 2024 (the “Separation Date”). From the date of this Agreement through the Separation Date, your Base Salary shall be at an annualized rate of nine hundred thousand dollars ($900,000). Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided in the Employment Agreement. Beginning on August 28, 2023, the date your successor began employment, you shall serve the Company as a Special Advisor. You agree that your transition to Special Advisor will not give rise to Good Reason under your Employment Agreement, and that if you remain employed through the Separation Date, any termination of the Employment Agreement on the Separation Date shall not give rise to the payment of benefits pursuant to Section 5.3(b) or (c) of the Employment Agreement.

2.Acceleration of Equity.

Upon a termination of your employment with the Company by the Company without Cause or by you for Good Reason, by the Company due to your death or Disability, or upon a termination of your employment on the Separation Date, all Norwegian Cruise Line Holdings Ltd. restricted share units granted after the date of the First Amendment (“RSUs”) that are then outstanding and unvested, including those subject to time-based vesting and those subject to performance-based vesting, shall vest, with any RSUs subject to performance-based vesting conditions that have not been satisfied to be evaluated as of the date of termination by the Compensation Committee and to vest based on the performance through the date of termination, solely as determined by the Compensation Committee. For the avoidance of doubt, the accelerated vesting provisions contained in this Agreement do not apply to any restricted share units that were outstanding on the date of the First Amendment.

Any acceleration of vesting pursuant to the preceding paragraph due to the termination of your employment with the Company by the Company without Cause or by you for Good Reason, by the Company due to your Disability, or upon a termination of your employment on the Separation Date shall be subject to the condition that you sign a general release agreement in substantially the form of Exhibit A attached to the Employment Agreement (with such amendments that may be necessary to ensure the release is enforceable to the fullest extent permissible under then applicable law) within twenty-one days following the termination of your employment with the Company and you not revoking such release. The accelerated vesting provided for pursuant to the preceding paragraph shall be in addition to your rights to receive accelerated vesting pursuant to Section 5.3(c) of the Employment Agreement for a qualifying termination of employment in connection with a Change in Control.

Other than as explicitly set forth herein, unvested RSUs and options shall be forfeited upon your employment termination.

3.Incentive Bonus.

You will be entitled to receive any Incentive Bonus earned for the 2023 and 2024 calendar years at an Executive Vice President level, provided that you remain employed through the payment date of the 2023 Incentive Bonus (in the case of the 2023 Incentive Bonus) and December 31, 2024 (in the case of the 2024 Incentive Bonus). Any actual Incentive Bonus amount for the 2023 and 2024 calendar years shall be determined by the Compensation Committee in its sole discretion, based on performance objectives (which may include corporate, business unit or division, financial, strategic, individual or other objectives) established with respect to the 2023 or 2024 calendar year by the Compensation Committee. Any Incentive Bonus becoming payable for the 2023 or 2024 calendar years shall be paid in the following calendar year after the close of the audit and generally by March 31.

4.Equity Awards.

You agree that you will not be eligible to receive any additional grants of equity awards under the Parent Equity Plan effective as of the date of this Agreement.

5.Availability and Location.

From August 28, 2023 through December 31, 2023, you agree to provide services during normal business hours to the Company as may be reasonably requested by either the Executive Vice President, Vessel Operations, your successor or the President and Chief Executive Officer, Norwegian Cruise Line Holdings Ltd. and to be present at the Company’s principal executive office as it may be located from time to time for up to three weeks per month at the request of either the Executive Vice President, Vessel Operations or President and Chief Executive Officer, Norwegian Cruise Line Holdings Ltd. These services may include but are not limited to work related to the delivery of Regent Seven Seas Grandeur, performing reasonable transition and integration services related to the Company’s newbuild and refurbishment operations and reasonably cooperating with the Company regarding any litigation initiated involving matters of which you have particular knowledge. Beginning on January 1, 2024, you will be permitted to work remotely, but acknowledge that you may be required to work from the Company’s principal executive office as it may be located from time to time for up to one week per month at the request of either the Executive Vice President, Vessel Operations or President and Chief Executive Officer, Norwegian Cruise Line Holdings Ltd. As a Special Advisor, you will report to the Company’s Executive Vice President, Vessel Operations. You also acknowledge that you may be required to travel from time to time in the course of performing your duties for the Company through the Separation Date.

6.Company Automobile and Travel Privileges.

Beginning on January 1, 2024, you will no longer be entitled to the monthly cash car allowance under Section 4.3 of the Original Agreement. You will be entitled to travel privileges at the Executive Vice President level through the Separation Date.

7.Effect on the Employment Agreement.

Except as modified pursuant to this Agreement, the Employment Agreement shall remain in full force and effect. On and after the date hereof, each reference in the Employment Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall mean and be a reference to the Employment Agreement as amended hereby. To the extent that a provision of this Agreement conflicts with or differs from a provision of the Employment Agreement, such provision of this Agreement shall prevail and govern for all purposes and in all respects.

To the extent possible, this Agreement is to be construed and interpreted in accordance with, and to avoid any tax, penalty, or interest under, Section 409A and 457A of the Code.

8.Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

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Sincerely,

NCL (Bahamas) Ltd.

By:/s/Lynn White

Lynn White

Executive Vice President, Chief Talent Officer

AGREED AND ACCEPTED:

/s/T. Robin Lindsay

T. Robin Lindsay